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                                              FILED PURSUANT TO RULE 424(b)(3)
                                                    REGISTRATION NO. 333-94131


SUPPLEMENT DATED DECEMBER 14, 2000, TO PROSPECTUS DATED FEBRUARY 11, 2000

Metropolitan has retained a New York investment banking firm and is looking at strategic alternatives for its mortgage banking business. At present no definitive direction has been decided upon, but Metropolitan is reviewing the possibility of a joint venture, a sale of its residential mortgage operations or exiting the residential mortgage banking market. No assurances can be given that Metropolitan will be successful in entering into a strategic alternative to its mortgage banking business.